Exhibit 7.02

CONSORTIUM AGREEMENT
THIS CONSORTIUM AGREEMENT (this “Agreement”) is made as of May 18, 2016, by and among Supernova Investment Inc., a Mauritius company (“Supernova”), and the parties listed on Schedule A attached hereto, each referred to herein as a “Party” and collectively as the “Parties.” All capitalized terms used but not defined in the first place they appear in this Agreement are defined under Article X hereof.
WHEREAS, the Parties propose to form a consortium (the “Consortium”) to undertake a transaction (the “Transaction”) to acquire Actions Semiconductor Co., Ltd., a Cayman Islands company (the “Target”), which would result in a delisting of the Target from the Nasdaq Global Market (“Nasdaq”) and deregistering the Target under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”);
WHEREAS, in connection with the Transaction, the Parties propose to form a new company (“Holdco”) under the laws of the Cayman Islands, and to cause Holdco to form a direct, wholly-owned subsidiary (“Merger Sub”) under the laws of the Cayman Islands, and at the Closing of the Transaction, the Parties intend that Merger Sub will be merged with and into the Target, with the Target being the surviving company and becoming a direct, wholly-owned subsidiary of Holdco (the “Surviving Company”);
WHEREAS, the Parties intend to submit a non-binding proposal (the “Proposal”) to the board of directors of the Target in connection with the Transaction;
WHEREAS, the Parties anticipate entering into a confidentiality agreement with the Target for the purposes of gaining access to information with respect to the Target in connection with the Transaction; and
WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in (a) the evaluation of the Target, including conducting due diligence, (b) discussions regarding the Proposal with the Target, and (c) the negotiation of the terms of the Documentation in connection with the Transaction (in which negotiations the Parties expect that the Target will be represented by a special committee of independent and disinterested directors of the Target), including an agreement and plan of merger in the form to be agreed by the Parties (the “Merger Agreement”).
NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I

PARTICIPATION IN TRANSACTION; ADVISORS; APPROVALS
Section 1.01          Transaction Process. The Parties shall: (a) undertake due diligence with respect to the Target and its business as each Party deems necessary; (b) engage in discussions with the Target regarding the Proposal; and (c) negotiate in good faith (i) any amendments to the terms of the Proposal, if applicable, and (ii) the terms of the Documentation (including the terms of any other agreements between the Parties required to support the Proposal or to regulate the relationship between the Parties), in each case, which terms must be acceptable to each Party in their respective discretion. In order to facilitate the foregoing, the Parties agree that Supernova will be the lead negotiator with the Special Committee with respect to the Transaction and, subject to the following sentence, shall cause Holdco and Merger Sub to enter into the Merger Agreement in a form reasonably satisfactory to each Party. Supernova shall keep each of the other Parties updated on the progress of the negotiation with the Special Committee and will obtain the consent from each of the other Parties on any change to the material terms of the Transaction, including but not limited to, the per share purchase price to be set forth in the Merger Agreement.
Section 1.02          Information Sharing and Roles. Each Party shall cooperate in good faith in connection with the Proposal and the Transaction, including by (a) complying with any information delivery or other requirements entered into by a Party or an Affiliate of a Party, (b) participating in meetings and negotiations with potential debt financing sources, if any, (c) sharing all information reasonably necessary to evaluate the Target, including technical, operational, legal, accounting and financial materials, and relevant consulting reports and studies, (d) providing each other Party or their respective Affiliate with all information reasonably required concerning such Party or any other matter relating to such Party in connection with the Transaction and any other information a Party may reasonably require in respect of any other Party and its Affiliates for inclusion in the Documentation, (e) providing timely responses to requests by another Party for information, (f) applying the level of resources and expertise that such Party reasonably considers to be necessary and appropriate to meet its obligations under this Agreement, and (g) consulting with each other and otherwise cooperating in good faith on any public statements regarding the Parties’ intentions with respect to the Target, any issuance of which shall be subject to Section 6.01. Unless the Parties otherwise agree, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation M-A of the Exchange Act).
Section 1.03          Appointment of Advisors.
(a)           All joint Advisors, and the scope and other terms of such Advisors’ engagement, to the Parties in connection with the Proposal and the Transaction shall be satisfactory to each Party. The Consortium has engaged K&L Gates LLP as its international legal counsel.
(b)          If a Party requires separate representation in connection with specific issues arising out of the Proposal or the Transaction or other matters contemplated by the Documentation, it may retain other Advisors to advise such Party; provided, however, that such Party shall (i) provide prior notice to the other Parties of such retention and (ii) be solely responsible for the fees and expenses of such separate Advisors unless otherwise agreed to in advance by the other Parties in writing.
Section 1.04       Additional Consortium Member. The Parties may together agree to admit one or more additional members (the “Additional Members”) of the Consortium for the consummation of the Transaction. Any additional member admitted to the Consortium shall execute an adherence agreement to this Agreement in the form attached hereto as Schedule B (the “Adherence Agreement”), and upon its execution of the Adherence Agreement, such additional member shall become an Additional Member for the purposes of this Agreement.
Section 1.05          Debt Financing. The Parties will use reasonable efforts and cooperate in good faith to arrange debt financing, if needed, to support the Transaction (“Debt Financing”), on terms satisfactory to the Parties. To the extent practicable and permitted by the Target or the Special Committee, each of the Parties shall (i) furnish the financing banks with financial, know-your-client and other pertinent information relevant to the financial condition, business, operations, and assets of the Target, as may be reasonably requested by the financing banks, and (ii) take all corporate or other actions reasonably requested by the financing banks to permit the consummation of the Debt Financing, including facilitating the pledging of collateral and, in connection therewith, executing and delivering any pledge and security documents, other definitive financing documents or certificates, or other documents as may be reasonably requested by the financing banks.
Section 1.06          Holdco Ownership.
(a)            Prior to the execution of the Merger Agreement, the Parties will (a) incorporate Holdco and will cause Holdco to incorporate Merger Sub, and (b) negotiate and use reasonable best efforts to agree in good faith the terms of the memorandum and articles of association of each of Holdco and Merger Sub. The Parties agree that the memorandum and articles of association of Merger Sub will become the memorandum and articles of association of the Surviving Company at the Closing.
(b)            Each Party’s ownership percentage in Holdco shall be based on the amount of cash paid, and the agreed-upon value of any other consideration contributed, by such Party to Holdco relative to the aggregate amount of cash paid, and the aggregate agreed-upon value of any other consideration contributed, by all of the Parties to Holdco in connection with the Transaction (in ease case, from whatever sources derived). Specifically, the Parties agree to contribute to Holdco at the Closing, in exchange for newly issued equity interests in Holdco, all of the Target Ordinary Shares then held by the Parties based on the same per share consideration as provided in the Merger Agreement, except as may otherwise be agreed by the Parties. For the avoidance of doubt, the Parties agree that the obligation of the Parties to purchase and pay for any Holdco shares shall be subject to the satisfaction or waiver of the various conditions to the obligations of Holdco and Merger Sub to be set forth in the Merger Agreement.
Section 1.07          Waivers and Consents. Each Party will use reasonable best efforts, and will provide all cooperation as may be reasonably requested by the other Party, to obtain all applicable governmental, statutory, regulatory, or other consents, licenses, waivers, or exemptions required for the consummation of the Transaction. Each Party will bear the cost of obtaining any such waivers and consents required to be obtained solely by such Party. The costs of obtaining any such waivers and consents required to be obtained by all Parties as a condition to consummation of the Transaction will be borne by all Parties in accordance with Article II.

ARTICLE II

TRANSACTION COSTS
Section 2.01          Expenses and Fee Sharing.
(a)            Upon consummation of the Transaction, the Surviving Company at the Closing shall reimburse the Parties for, or pay on behalf of the Parties, as the case may be, all of their reasonable and documented out-of-pocket costs and expenses incurred in connection with the Transaction, including, without limitation, such costs and expenses associated with (i) the negotiation, delivery, and execution of this Agreement and the other Documentation, (ii) any actions taken in accordance with the terms of the Documentation, including regulatory filings made or to be made pursuant to the Merger Agreement, and (iii) the retention of Advisors by the Parties or the Consortium (other than fees, expenses and disbursement of any separate Advisors retained by a Party pursuant to Section 1.03(b)unless otherwise agreed to in advance by the Parties in writing); provided, however, that in the event that any regulatory authority raises objections to the above provision, such costs and expenses shall be borne in a manner to be agreed to by the Parties after negotiation in good faith.
(b)            Subject to the provisions of Section 3.01, Section 1.03(b) and Section 2.01(c), if the Transaction is not consummated or this Agreement is terminated prior to the Closing of the Transaction, the Parties will be severally responsible for their respective share (on a pro rata basis in proportion to their respective beneficial ownership of Target Ordinary Shares) of the out-of-pocket costs and expenses incurred by or on behalf of Holdco and the Consortium in connection with the Transaction, including any fees, expenses and disbursements payable to Advisors retained for or on behalf of Holdco or the Consortium and the out-of-pocket costs and expenses incurred in connection with any due diligence investigation conducted by the Parties with respect to the Target, including any fees, expenses and disbursements payable to Advisors retained for such purposes (other than fees, expenses and disbursements of any separate Advisors retained by the Parties pursuant to Section 1.03(b) unless otherwise agreed to in advance by the Parties in writing).
(c)            If the Transaction is not consummated due to the unilateral breach of this Agreement by one or more Parties, then the breaching Party or Parties shall, within 90 days of notification of such breach, reimburse any non-breaching Party for all of its out-of-pocket costs and expenses incurred in connection with this Transaction, including any fees, expenses and disbursements of (i) Advisors retained by the Parties (including the fees, expenses and disbursements of any separate Advisors retained by a Party pursuant to Section 1.03(b)) and (ii) any due diligence advisors engaged by the Consortium in connection with the Transaction, without prejudice to any rights and remedies otherwise available to such non-breaching Party.
(d)            For the avoidance of doubt and for purposes of this Article II, all out-of-pocket costs and expenses incurred in connection with the Debt Financing will be included as out-of-pocket costs and expenses incurred in connection with the Transaction.
(e)            The Parties shall be entitled to receive any termination, break-up, or other fees or amounts payable to Holdco or Merger Sub by the Target pursuant to the Merger

Agreement, to be allocated pro rata among the Parties in proportion to their committed equity ownership in the Holdco or otherwise as may be agreed in writing among the Parties, net of the costs and expenses incurred in connection with the Transaction, including, without limitation, the reasonable fees, expenses and disbursements of Advisors retained by the Parties.
ARTICLE III

LIMITATION OF LIABILITY
Section 3.01          Limitation of Liability. The obligations of each Party under this Agreement are several (and not joint or joint and several). If a Claim has arisen as a result of the fraud, willful misconduct, or breach of this Agreement by a Party, then Liability for such Claim will rest solely with such Party.
ARTICLE IV

EXCLUSIVITY
Section 4.01          Exclusivity Period. During the Exclusivity Period, unless otherwise agreed to by the Parties, each Party:
(a)            shall and shall cause its respective Affiliates and Representatives to, work exclusively with the other Parties (and their Advisors) to implement the Transaction, including to (i) evaluate the Target; (ii) formulate any amendments to the terms of the Proposal, if applicable; (iii) prepare and submit to the Target the Merger Agreement; (iv) conduct negotiations, prepare, and finalize the Documentation in the forms to be agreed by the Parties; and (v) vote, or cause to be voted, at every shareholder meeting (whether by written consent or otherwise) all Securities against any Competing Proposal or matter that would facilitate a Competing Proposal and in favor of the Transaction;
(b)           shall not, without the written consent of the other Parties, directly or indirectly, either alone or with or through any of its Affiliates or Representatives: (i) make a Competing Proposal or join with, or invite, any other person to be involved in the making of any Competing Proposal (including through any rollover investment therein); (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Proposal; (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt finance, or contribution of Securities or provision of a voting agreement, in support of any Competing Proposal; (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything which is directly inconsistent with the Transaction as contemplated under this Agreement; (v) acquire (other than pursuant to share incentive plans of the Target, if applicable) or dispose of any Securities, or directly or indirectly (A) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of, or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Securities (“Transfer”) or permit the Transfer by any of their respective Affiliates of an interest in any Securities, in each case, except as expressly contemplated under this Agreement and the Documentation, (B) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Securities, or any right, title, or interest thereto or therein, or (C) deposit any Securities into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Securities, (vi) take any action that would have the effect of preventing, disabling or delaying the Party from performing its obligations under this Agreement; or (vii) solicit, encourage, facilitate, induce, or enter into any negotiation, discussion, agreement or understanding (whether or not in writing) with any other person regarding the matters described in Section 4.01(a) or (b);
(c)            shall immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations, and other communications (whether conducted by it or any of its Affiliates or Representatives) with all persons conducted heretofore with respect to a Competing Proposal; and
(d)            notify the other Parties promptly if it or any of its Affiliates or Representatives receives any approach or communication with respect to any Competing Proposal and shall promptly disclose to the other Parties the identity of any other persons involved and the nature and content of the approach or communication, and promptly provide copies of any such written Competing Proposal.
ARTICLE V

TERMINATION
Section 5.01          Failure to Agree; Mutual Termination; Termination.
(a)            If the Parties, after good faith endeavors to pursue the Transaction in compliance with the other Sections of this Agreement, are unable to agree either (i) as between themselves upon the material terms of the Transaction or (ii) with the Special Committee on the material terms of a transaction which the Special Committee agrees to recommend to the public shareholders of the Target, then (A) a Party may cease its participation in the Transaction upon prior written notice to the other Parties; and (B) this Agreement shall terminate with respect to such withdrawing Party thereafter, following which the provisions of Section 5.02(a) will apply.
(b)           This Agreement shall terminate at any time upon the mutual written agreement of Supernova and the Parties holding a majority of the Target Ordinary Shares held by the Parties to this Agreement, and such majority shall include Target Ordinary Shares held by Supernova.
(c)            After the execution of the Merger Agreement, this Agreement shall terminate without any further action on the part of any Party, upon the earlier of (i) the date the Transaction is consummated or (ii) the date that the Merger Agreement is validly terminated in accordance with its terms.
Section 5.02          Effect of Termination.
(a)          Upon termination of this Agreement with respect to a Party pursuant to Section 5.01(a),Article II (Transaction Costs), Article III (Limitation of Liability), Article IV

(Exclusivity), Article V (Termination), Section 6.02 (Confidentiality), Article VII (Notices) and Article IX (Miscellaneous) shall continue to bind such Party and such Party shall be liable under Article II for the portion of any expenses for which it is obligated under Section 2.01(b) incurred prior to the termination of this Agreement with respect to such Party. The Parties shall otherwise not be liable to each other in relation to this Agreement, other than in respect of a breach of this Agreement occurring prior to termination.
(b)          Upon termination of this Agreement with respect to a Party pursuant to Section 5.01(b) or Section 5.01(c), Article II (Transaction Costs), Article III (Limitation of Liability), Article V (Termination), Section 6.02 (Confidentiality), Article VII (Notices) and Article IX (Miscellaneous) shall continue to bind such Party and such Party shall be liable under Article II for the portion of any expenses for which it is obligated under Section 2.01(b) incurred prior to the termination of this Agreement with respect to such Party. The Parties shall otherwise not be liable to each other in relation to this Agreement, other than in respect of a breach of this Agreement occurring prior to termination.
(c)          Other than as set forth in Section 5.02(a) and Section 5.02(b), the Parties shall not otherwise be liable to each other in relation to this Agreement.
ARTICLE VI

ANNOUNCEMENTS AND CONFIDENTIALITY
Section 6.01          Announcements. No announcements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or stock exchange (but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable).
Section 6.02          Confidentiality.
(a)            Except as permitted under Section 6.03, each Party shall not, and shall direct that its Representatives do not, without the prior written consent of the Discloser or Disclosers (as defined below), disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”). Each Party shall not and shall direct its Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transaction.
(b)           Subject to Section 6.02(c), the Recipient shall safeguard and return to the Discloser any Confidential Information which falls within paragraph (a) of the definition of Confidential Information, on demand, or, in the case of electronic data, destroy at the option of the Recipient, any Confidential Information contained in any material in its or its Representatives’ possession or control.
(c)           Each Party may retain in a secure archive a copy of the Confidential Information referred to in Section 6.02(b) if the Confidential Information is required to be retained by such Party for regulatory purposes or in connection with a bona fide document retention policy.
(d)           Each Party acknowledges that, in relation to Confidential Information received from the other Party, the obligations contained in Section 6.02(a) shall continue to apply for a period of twenty-four (24) months following termination of this Agreement unless otherwise agreed in writing.
Section 6.03         Permitted Disclosures. A Party may make disclosures (a) to those of its Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement (including potential sources of capital or Debt Financing) but only on a confidential basis; (b) if required by law or a court of competent jurisdiction, the SEC, Nasdaq or another regulatory body or stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable; or (c) if the information is publicly available other than through a breach of this Agreement by such Party or its Representatives.
ARTICLE VII

NOTICES
Section 7.01          Notices. Any notice, request, instruction or other document to be given hereunder by any Party to another Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, overnight courier or electronic mail to such address or facsimile number or email address as such Party provides in the signature pages attached hereto. All such notices, requests and other communications, (a) if hand delivered, shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. Hong Kong time on a Business Day in the place of receipt; otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt; (b) if posted by mail, it shall be treated as delivered five (5) days after posting; (c) if transmitted by facsimile or email, shall be deemed received upon confirmation of delivery.
ARTICLE VIII

REPRESENTATIONS AND WARRANTIES
Section 8.01           Representations and Warranties. Each Party hereby represents and warrants (on behalf of such Party only) to other Parties that (a) it has the requisite power and authority to execute, deliver, and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary action on the part of such person and no additional proceedings are necessary to approve this Agreement, and (c) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement enforceable against such Party in accordance with the terms hereof. Each Party further represents and warrants (on behalf of such Party only) to other Parties that (i) its execution, delivery, and performance (including the provision and exchange of information) of this Agreement will not (A) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract or agreement to which such person is a party or by which such person is bound or office such person holds; (B) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such person or any of the properties or assets of such person; or (C) result in the creation of, or impose any obligation on such person to create, any lien, charge, or other encumbrance of any nature whatsoever upon such person’s properties or assets, and (ii) no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Party.
Section 8.02          Target Ordinary Shares. Each Party further represents and warrants (on behalf of such Party only) to other Parties that as of the date of this Agreement, (a) such Party and its Affiliates hold (i) of record the number of outstanding Target Ordinary Shares set forth under the heading “Target Ordinary Shares” next to its or its Affiliate’s name on Schedule A hereto, and (ii) the other Securities set forth under the heading “Other Securities” next to its or its Affiliate’s name on Schedule A hereto, in each case free and clear of any encumbrances or restrictions (other than those imposed by this Agreement); (b) such Party has the sole right to control the voting and disposition of the Target Ordinary Shares (if any) and any other Securities (if any) held by such Party or its Affiliates; and (c) such Party does not own, directly or indirectly, any Target Ordinary Shares or other Securities other than as set forth on Schedule A hereto. For purposes of this Section 8.02, “owns” means the relevant Party (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.
Section 8.03          Separate Representations and Warranties. Each representation and warranty in Section 8.01 and Section 8.02 is a separate representation and warranty. The interpretation of any representation and warranty may not be restricted by reference to or inference from any other representation and warranty.
Section 8.04          Reliance. Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and in reliance upon (among other things) the representations and warranties in Section 8.01 and Section 8.02 and have been induced by it to enter into this Agreement.
ARTICLE IX

MISCELLANEOUS
Section 9.01         Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.
Section 9.02         Further Assurances. Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement

.
Section 9.03        Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.
Section 9.04        Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by the Parties. No provision of this Agreement may be waived, discharged, or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge, or termination is sought. No failure or delay by any Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.
Section 9.05         Language. The official text of this Agreement and any notices given or made hereunder shall be in English.
Section 9.06         Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior consent of other Parties; provided, however, a Party may assign its respective rights and obligations under this Agreement, in whole or in part, to any affiliated investment vehicles of such Party and, subject to the consent of the other Parties (not to be unreasonably withheld or delayed), any other co-investors of the Party (as the case may be), but no such assignment shall relieve the Party from any of its obligations hereunder. This Agreement shall be binding upon the respective heirs, successors, legal representatives, and permitted assigns of the Parties. Nothing in this Agreement, whether express or implied, is intended to or shall confer upon any person, other than the Parties and their heirs, successors, legal representatives, and permitted assigns, any rights, benefits, claims, or remedies whatsoever under or by reason of this Agreement or any provision hereof.
Section 9.07          No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner, or joint venturer of the other Party.
Section 9.08          Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. This Agreement shall not be effective until each Party has executed at least one counterpart.
Section 9.09          Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of Hong Kong without regard to the conflicts of laws principles thereof.
Section 9.10          Dispute Resolution.
(a)            Subject to Section 9.11, any Claims, disputes, actions, and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.10. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The tribunal shall have no authority to award punitive or other punitive-type, special, or consequential damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award.
(b)            Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 9.10, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of Hong Kong, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 9.10(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 9.11 in any way.
Section 9.11          Remedies. Without prejudice to the rights and remedies otherwise available to any Party, including the right to claim money damages for breach of any provision hereof, any Party may bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement.
ARTICLE X

DEFINITIONS AND INTERPRETATION
Section 10.01          Definitions. In this Agreement, unless the context requires otherwise:
“ADSs” means the American Depositary Shares of the Target, each of which currently represents six Target Ordinary Shares.
“Additional Members” has the meaning given in Section 1.04.
“Adherence Agreement” has the meaning given in Section 1.04.
“Advisors” means the legal, accounting, banking, and other advisors and/or consultants of the Consortium, the Parties and/or a Party, as the case may be, appointed in connection with the Transaction.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such specified person and “Affiliates” shall be construed accordingly.
“Agreement” means this Consortium Agreement, as amended, modified, or supplemented from time to time in accordance with its terms.
“Arbitrator” has the meaning given in Section 9.10.
“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in Hong Kong and in Taiwan for the transaction of normal banking business.
“Claim” means a claim against any one or more of the Parties arising from or relating to the Transaction in respect of which a Party is, or is sought to be, made liable to pay any sum of money to any person other than a Party (or any of their respective Affiliates), whether on a joint and several basis or on any other basis.
“Closing” means the consummation of the Transaction.
“Competing Proposal” means a proposal, offer or invitation to the Target, any Party or any of their respective Affiliates (other than the Proposal), that involves the acquisition of Control of the Target, a sale of all or a substantial part of the assets of the Target, a restructuring or recapitalization of the Target, or some other transaction that would adversely affect, prevent, or materially reduce the likelihood of the consummation of the Transaction with the Parties.
“Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transaction, unless such information is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality or such information is or becomes publicly available other than through a breach of this Agreement by any Party and (b) the terms of, and any negotiations or discussions relating to, this Agreement and the Proposal.
“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract, or otherwise.
“Discloser” has the meaning given in Section 6.02(a).
“Documentation” means the documentation required to implement the Transaction, including the Proposal, the Merger Agreement, Debt Financing documents, if any, filings with the SEC and other governmental agencies, and ancillary documentation, in each case, in the form to be agreed by the Parties.
“Exchange Act” has the meaning given in the recitals.
“Exclusivity Period” means, unless otherwise agreed to by the Parties, the period beginning on the date hereof and ending on the first to occur of (a) twelve (12) months from the date hereof and (b) the mutually agreed termination of this Agreement pursuant to Section 5.01(b).

“HKIAC” has the meaning given in Section 9.10.
“Liability” means a liability to pay a sum of money arising pursuant to a Claim (which sum is deemed to include all legal and other costs, damages, losses, and expenses incurred in connection with (or arising directly or indirectly from) defending, disputing, or otherwise dealing with any such Claim) where the liability arises from a judgment given by a court of competent jurisdiction, the final decision given in any binding arbitration proceedings or the agreed settlement of the Claim.
“Merger Agreement” has the meaning given in the recitals.
“Nasdaq” has the meaning given in the recitals.
“Parties” has the meaning given in the preamble.
“Proposal” has the meaning given in the recitals.
“Recipient” has the meaning given in Section 6.02(a).
“Representative” of a Party means such Party’s officers, managers, directors, general partners, employees, outside counsel, accountants, consultants, financial advisors, potential sources of equity or debt financing (and their respective counsel).
“SEC” means the United States Securities and Exchange Commission.
“Securities” means (a) any ADSs, (b) any shares in the Target, and (c) any warrants, options and any other securities which are convertible into or exercisable or exchangeable for ADSs or shares in the Target.
“Special Committee” means a special committee of independent and disinterested directors of the Target that has been established to be responsible for, among other matters, evaluating the Transaction and negotiating the terms of the Transaction with the Consortium.
“Target” has the meaning given in the recitals.
“Target Ordinary Shares” means the issued and outstanding ordinary shares, par value US$0.000001 per share, of the Target, including the ordinary shares represented by ADSs.
“Transaction” has the meaning given in the recitals.
“Transfer” has the meaning given in Section 4.01(b).
Section 10.02         Statutory Provisions. All references to statutes, statutory provisions, enactments, directives, or regulations shall include references to any consolidation, reenactment, modification, or replacement of the same, any statute, statutory provision, enactment, directive, or regulation of which it is a consolidation, re-enactment, modification, or replacement and any subordinate legislation in force under any of the same from time to time.

Section 10.03          Recitals and Schedules. References to this Agreement include the recitals and Schedules which form part of this Agreement for all purposes. References in this Agreement to the Parties are references respectively to the Parties and their legal personal representatives, successors and permitted assigns.
Section 10.04           Meaning of References. In this Agreement, unless the context requires otherwise:
(a)          words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;
(b)          references to a “person” shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a “company” shall be construed so as to include any company, corporation, or other body corporate wherever and however incorporated or established;
(c)          references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation;
(d)          any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form;
(e)          references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time; and
(f)          references to “US$” are to the lawful currency of the United States of America, as at the date of this Agreement.
Section 10.05           Headings. Section and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.
Section 10.06          Negotiation of the Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.
SUPERNOVA INVESTMENT INC.

By:	/s/ CHEN, Hsuan-Wen
Name:	CHEN, Hsuan-Wen (aka Niccolo CHEN)
Title:	Sole Director

Notice details

Address: # # # #

Email: # # # #

Facsimile: # # # #

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.
SURREY GLORY INVESTMENTS LIMITED

By:	/s/ CHANG Yung Sen
Name:	CHANG Yung Sen
Title:	Sole Director

Notice details

Address: # # # #

Email: # # # #

Facsimile: # # # #

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.
TONGTONG INVESTMENT HOLDING CO., LTD.

By:	/s/ LEE, Yun-Chin
Name:	LEE, Yun-Chin
Title:	Sole Director

Notice details

Address: # # # #

Email: # # # #

Facsimile: # # # #

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.
PERFECTECH INTERNATIONAL LTD

By:	/s/ Lewis Chi-Tak LO
Name:	Lewis Chi-Tak LO
Title:	Sole Director

Notice details

Address: # # # #

Email: # # # #

Facsimile: # # # #

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.
ALLPREMIER INVESTMENT LTD

By:	/s/ MA Yingna
Name:	MA Yingna
Title:	Sole Director

Notice details

Address: # # # #

Email: # # # #

Facsimile: # # # #

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.
OCTOVEST INTERNATIONAL HOLDING CO., LTD.

By:	/s/ PAN, I-Ming
Name:	PAN, I-Ming (aka Robin PAN)
Title:	Sole Director

Notice details

Address: # # # #

Email: # # # #

Facsimile: # # # #

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.
VENTUS CORPORATION

By:	/s/ TANG Hsin
Name:	TANG Hsin
Title:	Sole Director

Notice details

Address: # # # #

Email: # # # #

Facsimile: # # # #

[Signature Page to Consortium Agreement]

SCHEDULE A
EXISTING TARGET SECURITY OWNERSHIP
	Target Ordinary Shares
	Ordinary Shares	ADSs	Total Ordinary Shares
Members of the Consortium
Surrey Glory Investments Limited	0	2,379,444	14,276,664
Supernova Investment Inc.	13,072,634	0	13,072,634
Tongtong Investment Holding Co., Ltd.	13,061,000	0	13,061,000
Perfectech International Ltd	13,069,237	0	13,069,237
Allpremier Investment Ltd	12,986,442	0	12,986,442
Octovest International Holding Co., Ltd.	13,100,000	0	13,100,000
Ventus Corporation	12,450,000	0	12,450,000
Total	77,739,313	2,379,444	92,015,977

SCHEDULE B
ADHERENCE AGREEMENT
THIS ADHERENCE AGREEMENT (this “Agreement”) is entered into on ____, 201_
BY:
[New Member], a [limited liability company] organized and existing under the laws of _________ with its registered address at _______ (the “New Member”).
RECITALS:
WHEREAS, on May [__], 2016, the parties listed at Annex A (the “Existing Parties”) entered into a consortium agreement (the “Consortium Agreement”) and proposed to undertake a transaction (the “Transaction”) with respect to Actions Semiconductor Co., Ltd. (the “Target”), a company incorporated under the laws of the Cayman Islands and listed on Nasdaq Global Market (“Nasdaq”), pursuant to which the Target would be acquired, delisted from Nasdaq, and deregistered under the United States Securities Exchange Act of 1934, as amended.
WHEREAS, additional members may be admitted to the Consortium pursuant to Section 1.04 of the Consortium Agreement.
WHEREAS, the New Member now wishes to participate in the Transaction contemplated under the Consortium Agreement, to sign this Agreement, and to be bound by the terms of the Consortium Agreement as a Party thereto.
THIS AGREEMENT WITNESSES as follows:
1. Defined Terms And Construction
(a)	Capitalized terms used but not defined herein shall have the meaning set forth in the Consortium Agreement.
(b)	This Agreement shall be incorporated into the Consortium Agreement as if expressly forming a part thereof.
2. Undertakings
(a)	Assumption of obligations
The New Member undertakes, to each other Party to this Consortium Agreement that it will, with effect from the date hereof, perform and comply with each of the obligations of a Party as if it had been a Party to the Consortium Agreement at the date of execution thereof and the Existing Parties (and any other Additional Members) agree that where there is a reference to a “Party” it shall be deemed to include a reference to the New Member and with effect from the date hereof, all the rights of a Party provided under the Consortium Agreement will be accorded to the New Member as if the New Member had been a Party under the Consortium Agreement at the date of execution thereof.

3. Representations And Warranties
(a)	The New Member represents and warrants to each of the other Parties as follows:
(1)	Status
It is a company duly organized, established, and validly existing under the laws of the jurisdiction stated in the preamble of this Agreement and has all requisite power and authority to own, lease, and operate its assets and to conduct the business which it conducts.
(2)	Due Authorization
It has full power and authority to execute and deliver this Agreement and the execution, delivery, and performance of this Agreement by the New Member has been duly authorized by all necessary action on behalf of the New Member.
(3)	Legal, Valid and Binding Obligation
This Agreement has been duly executed and delivered by the New Member and constitutes the legal, valid and binding obligation of the New Member, enforceable against it in accordance with the terms hereof.
(4)	Ownership
As of the date of this Agreement, (i) the New Member holds (A) of record the number of outstanding Target Ordinary Shares set forth under the heading “Shares Held of Record” next to its name on Schedule A hereto (specifying the number held as ordinary shares and in the form of ADSs), free and clear of any encumbrances or restrictions (other than those imposed by the Consortium Agreement), and (B) the other Securities set forth under the heading “Other Securities” next to its name on Schedule A hereto, in each case free and clear of any encumbrances or restrictions; (ii) the New Member has the sole right to control the voting and disposition of such Target Ordinary Shares (if any) and any other Securities (if any) held by it; and (iii) none of the New Member and its Affiliates owns, directly or indirectly, any Target Ordinary Shares or other Securities, other than as set forth on Schedule A hereto. For purposes of this Section, “owns” means the relevant Party (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.
(5)	Reliance
Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Sections 3(a)(1) to 3(a)(4) and have been induced by them to enter into this Agreement.
4. Notice
Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by facsimile, overnight courier or electronic mail, to the address, facsimile number, or electronic mail address provided under the Consortium Agreement, or to any other address, facsimile number or electronic mail address as a Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications, (a) if hand delivered, shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. Hong Kong time on a Business Day in the place of receipt; otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt; (b) if posted by mail, it shall be treated as delivered five (5) days after posting; (c) if transmitted by facsimile or electronic mail, shall be deemed received upon confirmation of delivery.
5. Governing Law
This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than Hong Kong.
6. Dispute Resolution.
(a)            Any disputes, actions, and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with those terms set forth in Section 9.10 of the Consortium Agreement.
7. Specific Performance.
Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, the New Member has caused this Agreement to be duly executed by its respective authorized officers as of the day and year first above written.
[New Member’s Name]

By:
Name:
Title:

Notice details

Address:

Email:

Facsimile:

ANNEX A (ADHERENCE AGREEMENT)

EXISTING MEMBERS
Surrey Glory Investments Limited
Supernova Investment Inc.
Tongtong Investment Holding Co., Ltd.
Perfectech International Ltd
Allpremier Investment Ltd
Octovest International Holding Co., Ltd.
Ventus Corporation

SCHEDULE A (ADHERENCE AGREEMENT)
TARGET SECURITIES HELD OF RECORD
	Shares Held of Record		Other
New Member	Ordinary Shares	ADSs	Securities
[New Member's Name]